INVESTMENT MANAGEMENT AGREEMENT

THIS AGREEMENT is made by and between the LINCOLN VARIABLE INSURANCE PRODUCTS TRUST (the “Trust”), a Delaware statutory trust, on behalf of each of its series (the “Funds”), which are listed in Schedule A to this Agreement, and LINCOLN INVESTMENT ADVISORS CORPORATION (the “Investment Manager”), a Tennessee corporation.

WITNESSETH:

WHEREAS, the Trust has been organized and operates as a series investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Fund engages in the business of investing and reinvesting its assets in securities; and

WHEREAS, the Investment Manager is registered under the Investment Advisers Act of 1940 as an investment adviser and engages in the business of providing investment management services; and

WHEREAS, each Fund and the Investment Manager desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.  The Trust hereby employs the Investment Manager to manage the investment and reinvestment of each Fund’s assets and to administer its affairs, subject to the direction of the Trust’s Board of Trustees and officers for the period and on the terms hereinafter set forth. The Investment Manager hereby accepts such employment and agrees during such period to render the services and assume the obligations herein set forth for the compensation herein provided. The Investment Manager shall for all purposes herein be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized, have no authority to act for or represent the Funds in any way, or in any way be deemed an agent of the Funds. The Investment Manager shall regularly make decisions as to what securities and other instruments to purchase and sell on behalf of each Fund and shall effect the purchase and sale of such investments in furtherance of each Fund’s objectives and policies.  The Investment Manager shall furnish the Board of Trustees with such information and reports regarding each Fund’s investments as the Investment Manager deems appropriate or as the Board of Trustees may reasonably request.

2.  The Trust shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto, including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with each Fund’s shareholders; the payment of dividends; transfer of shares, including issuance, redemption and repurchase of shares; preparation of share certificates; reports and notices to shareholders; calling and holding of shareholders’ meetings; miscellaneous office expenses; brokerage commissions; custodian fees; legal and accounting fees; taxes; and federal and state registration fees. In conducting its own business and affairs, the Trust may utilize its trustees, officers and employees; may utilize the facilities and personnel of the Investment Manager and its affiliates; and may enter into agreements with third parties, either affiliated or non-affiliated, to perform any of these functions.  In the conduct of the respective businesses of the parties hereto and in the performance of this Agreement, the Trust, the Investment Manager and its affiliates may share facilities common to each, which may include, without limitation, legal and accounting personnel, with appropriate proration of expenses between them.  Directors, officers and employees of the Investment Manager or its affiliates may be directors, trustees and/or officers of any of the investment companies within the Lincoln Financial Group family.  Directors, officers and employees of the Investment Manager or its affiliates who are directors, trustees, and/or officers of these investment companies shall not receive any compensation from such investment companies for acting in such dual capacity.

3.  (a)  Subject to the primary objective of obtaining the best execution, the Investment Manager may place orders for the purchase and sale of portfolio securities and other instruments with such broker/dealers selected who provide statistical, factual and financial information and services to the Funds, to the Investment Manager, to any sub-adviser (as defined in Paragraph 5 hereof, a “Sub-Adviser”) or to any other fund for which the Investment Manager or any Sub-Adviser provides investment advisory services and/or with broker/dealers who sell shares of the Fund or who sell shares of any other investment company (or series thereof) for which the Investment Manager or any Sub-Adviser provides investment advisory services. Broker/dealers who sell shares of any investment company or series thereof for which the Investment Manager or Sub-Adviser provides investment advisory services shall only receive orders for the purchase or sale of portfolio securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and NASD Regulation, Inc.

    (b)  Notwithstanding the provisions of subparagraph (a) above and subject to such policies and procedures as may be adopted by the Board of Trustees and officers of the Trust, the Investment Manager may cause a Fund to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Investment Manager has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Investment Manager’s overall responsibilities with respect to the Fund and to other investment companies (or series thereof) and other advisory accounts for which the Investment Manager or any Sub-Adviser exercises investment discretion.

4.  As compensation for the services to be rendered to each Fund by the Investment Manager under the provisions of this Agreement, each Fund shall pay monthly to the Investment Manager exclusively from that Fund’s assets, a fee based on the average daily net assets of that Fund during the month. Such fee shall be calculated in accordance with the fee schedule applicable to that Fund as set forth in Schedule A hereto.

If this Agreement is terminated prior to the end of any calendar month with respect to a particular Fund, the management fee for such Fund shall be prorated for the portion of any month in which this Agreement is in effect with respect to such Fund according to the proportion which the number of calendar days during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within 10 calendar days after the date of termination.

5.  The Investment Manager may, at its expense, select and contract with one or more investment advisers registered under the Investment Advisers Act of 1940 (“Sub-Advisers”) to perform some or all of the services for a Fund for which it is responsible under this Agreement.  The Investment Manager will compensate any Sub-Adviser for its services to the Fund. The Investment Manager may terminate the services of any Sub-Adviser at any time with the approval of the Board of Trustees.  At such time, the Investment Manager shall assume the responsibilities of such Sub-Adviser unless and until a successor Sub-Adviser is selected and the approval of the Board of Trustees and any requisite shareholder approval is obtained.  The Investment Manager will continue to have responsibility for all advisory services furnished by any Sub-Adviser.

6.  The services to be rendered by the Investment Manager to each Fund under the provisions of this Agreement are not to be deemed to be exclusive, and the Investment Manager shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

7.  The Investment Manager, its trustees, officers, employees, agents and shareholders may engage in other businesses, may render investment advisory services to other investment companies, or to any other corporation, association, firm or individual, and may render underwriting services to any Fund or to any other investment company, corporation, association, firm or individual.

8.  It is understood and agreed that so long as the Investment Manager and/or its advisory affiliates shall continue to serve as each Fund’s investment adviser, other investment companies as may be sponsored or advised by the Investment Manager or its affiliates shall have the right to adopt and to use the words “LIAC,” “Lincoln Investment Advisors Corporation” in their names and in the names of any series or class of shares of such investment companies.

9.  In the absence of willful misfeasance, bad faith, gross negligence, or a reckless disregard of the performance of its duties as the Investment Manager to each Fund, the Investment Manager shall not be subject to liability to the Fund or to any shareholder of the Fund for any action or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, or otherwise.

10.  This Agreement shall be executed and become effective as of the date written below, and shall become effective with respect to each Fund as of the effective date set forth in Schedule A for that Fund, if approved by the vote of a majority of the outstanding voting securities of that Fund.  It shall continue in effect for an initial period of two years for each Fund and may be renewed thereafter only so long as such renewal and continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of that Fund and only if the terms and the renewal hereof have been approved by the vote of a majority of the Trustees who are not parties hereto or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.  Notwithstanding the foregoing, this Agreement may be terminated as to any Fund by the Fund at any time, without the payment of a penalty, on not more than sixty days’ written notice to the Investment Manager of the Fund’s intention to do so, pursuant to action by the Board of Trustees or pursuant to the vote of a majority of the outstanding voting securities of the affected Fund.  The Investment Manager may terminate this Agreement as to any Fund at any time, without the payment of a penalty, on sixty days’ written notice to the Trust of its intention to do so.  Upon termination of this Agreement as to a Fund, the obligations of that Fund and the Investment Manager with respect to that Fund shall cease and terminate as of the date of such termination, except for any obligation to respond for a breach of this Agreement committed prior to such termination, and except for the obligation of the Fund to pay to the Investment Manager the fee provided in Paragraph 4 hereof, prorated to the date of termination. This Agreement shall automatically terminate in the event of its assignment.

11.  This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.  For the purposes of this Agreement, the terms “vote of a majority of the outstanding voting securities”; “interested persons”; and “assignment” shall have the meaning defined in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers and duly attested as of the 30th day of April, 2007.

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of each of its series /s/ Kelly D. Clevenger Kelly D. Clevenger Name: Kelly D. Clevenger Title: President
LINCOLN INVESTMENT ADVISORS CORPORATION /s/ William P. Flory, Jr. William P. Flory, Jr. Name: William P. Flory, Jr. Title: Second Vice President & Chief Accounting Officer

429929/8

SCHEDULE A

THIS SCHEDULE A lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement:

Fund Name	Management Fee Schedule (as a percentage of average daily net assets)	Effective Date
LVIP Capital Growth Fund	.75% of the first $100 million; .70% of the next $150 million; .65% of the next $750 million; and .60% of the excess over $1 billion	April 30, 2007
LVIP Cohen & Steers Global Real Estate Fund	.95%	April 30, 2007
LVIP Columbia Value Opportunities Fund	1.05% of the first $60 million; .75% of the next $90 million; and .65% of the excess over $150 million	April 30, 2007
LVIP Delaware Bond Fund	.48% of the first $200 million; .40% of the next $200 million; and .30% of the excess over $400 million	April 30, 2007
LVIP Delaware Foundation Conservative Allocation Fund	.75%	May 1, 2009
LVIP Delaware Foundation Conservative Allocation Fund	.75%	May 1, 2009
LVIP Delaware Foundation Conservative Allocation Fund	.75%	May 1, 2009
LVIP Delaware Growth and Income Fund	.48% of the first $200 million; .40% of the next $200 million; and .30% of the excess of $400 million	April 30, 2007
LVIP Delaware Social Awareness Fund	.48% of the first $200 million; .40% of the next $200 million; and .30% of the excess over $400 million	April 30, 2007
LVIP Delaware Special Opportunities Fund	.48% of the first $200 million; .40% of the next $200 million; and .30% of the excess over $400 million	April 30, 2007
LVIP Global Income Fund	.65%	May 1, 2009
LVIP Janus Capital Appreciation Fund	.75% of the first $500 million; and .70% of the excess over $500 million	April 30, 2007
LVIP Marsico International Growth Fund	1.00% of the first $50 million; .95% of the next $50million; .90% of the next $50 million; .85% of the next $100 million; and .80% of the excess over $250 million	April 30, 2007
LVIP MFS Value Fund	.75% of the first $75 million; .70% of the next $75 million; .65% of the next $50 million; and .60% of the excess over $200 million	April 30, 2007
LVIP Mid-Cap Value Fund	1.05% of the first $25 million; .95% of the next $25 million; .85% of the next $50 million; .75% of the next $150 million; and .70% of the excess over $250 million	April 30, 2007
LVIP Mondrian International Value Fund	.90% of the first $200 million; .75% of the next $200 million; and .60% of the excess over $400 million	April 30, 2007
LVIP Money Market Fund	.48% of the first $200 million; .40% of the next $200 million; and .30% of the excess over $400 million	April 30, 2007
LVIP SSgA Bond Index Fund	.40%	May 1, 2008
LVIP SSgA International Index Fund	.40%	May 1, 2008
LVIP SSgA Developed International 150 Fund	.75%	May 1, 2008
LVIP SSgA Emerging Markets 100 Fund	1.09%	June 18, 2008
LVIP SSgA Large Cap 100 Fund	.52%	May 1, 2008
LVIP SSgA S&P 500 Index Fund	.24% of the first $500 million; .20% of the next $500 million; and .16% of the excess over $1 billion	April 30, 2007
LVIP SSgA Small-Cap Index Fund	.32%	April 30, 2007
LVIP SSgA Small-Mid Cap 200 Fund	.69%	May 1, 2008
LVIP T. Rowe Price Growth Stock Fund	.80% of the first $50 million; .75% of the next $50 million; .70% of the next $150 million; .65% of the next $250 million; and .60% of the excess over $500 million	April 30, 2007
LVIP T. Rowe Price Structured Mid-Cap Growth Fund	.75% of the first $200 million; .70% of the next $200 million; and .65% of the excess over $400 million	April 30, 2007
LVIP Templeton Growth Fund	.75% of the first $200 million; .65% of the next $300 million; and .60% of the excess over $500 million	April 30, 2007
LVIP Turner Mid-Cap Growth Fund	.90% of the first $25 million; .85% of the next $50 million; .80% of the next $75 million; .70% of the next $100 million; and .65% of the excess over $250 million	April 30, 2007
LVIP Wells Fargo Intrinsic Value Fund	.75% of the first $500 million; and .70% of the excess over $500 million	October 1, 2009
LVIP Wilshire Aggressive Profile Fund	.25%	April 30, 2007
LVIP Wilshire Conservative Profile Fund	.25%	April 30, 2007
LVIP Wilshire Moderate Profile Fund	.25%	April 30, 2007
LVIP Wilshire Moderately Aggressive Profile Fund	.25%	April 30, 2007
LVIP Wilshire 2010 Profile Fund	.25%	April 30, 2007
LVIP Wilshire 2020 Profile Fund	.25%	April 30, 2007
LVIP Wilshire 2030 Profile Fund	.25%	April 30, 2007
LVIP Wilshire 2040 Profile Fund	.25%	April 30, 2007

429929/8                                                                  A-

AMENDMENT TO SCHEDULE A OF

SUB-INVESTMENT MANAGEMENT AGREEMENT

LINCOLN VARIABLE INSURANCE PRODUCT TRUST

THIS AMENDMENT TO SCHEDULE A, made this 151 day of October, 2009, is between Lincoln Investment Advisors Corporation, a Tennessee corporation with offices at 1300 South Clinton Street, Fort Wayne, Indiana, 46802 ("Lincoln Investment Advisors") and Wellington Management Company, LLP, 75 State Street, Boston, Massachusetts 02109 (Wellington).

Recitals

1. Lincoln Investment Advisors currently selves as investment adviser to the Lincoln Variable Insurance Products Trust (the "Trust");

2. Lincoln Investment Advisors has contracted with Wellington to serve as sub-adviser to the LVIP Mid-Cap Value Fund (the "Fund") pursuant to an Investment sub-advisory Agreement dated April 30, 2007;

3,            The Trust and Lincoln Investment Advisors have received an Exemptive order from the Securities and Exchange Commission permitting them to hire sub-advisers and materially amend sub-advisory agreements without shareholder approval;

4.            Wellington and Lincoln Investment Advisors have agreed to reduce the sub-advisory fee on the Trust.

Representations

A. Wellington represents that it will not reduce the quality or quantity of its services to the Trust under the Agreement as a result of the reduced fee schedule contained in this Amendment, however Wellington makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Trust or that the Trust will perform comparably with any standard or index, including other clients of Wellington.

B. Lincoln Investment Advisors represents and warrants that: (1) it will not reduce the quality or quantity of its services to the Fund under the Agreement as a result of the reduced fee schedule contained in this Amendment; (ii) approval of this revised fee schedule has been obtained from the Trust's Board of Directors at an in-person meeting held September 10 and 11, 2009; and (iii) the terms of this Amendment comply with the terms and conditions of the Exemptive order.

73493113 LVIP Mid-Cap Value Fund

Amendment

Now therefore, for good and valuable consideration, receipt where of is hereby acknowledged, the parties agree as follows:

1. The Recitals are incorporated herein and made a part hereof.

2. The Representations made herein are incorporated and made a part hereof.

3. Schedule A shall be deleted and replaced with the attached amended Schedule A effective October 1, 2009, to reflect a reduction in the sub-advisory fee for the Trust paid by Lincoln Investment Advisors to Wellington.

4. The Agreement, as amended by This Amendment, is ratified and confirmed.

5. This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

LINCOLN INVESTMENT ADVISORS CORPORATION

By:                                                Name: Kevin Adamson
Title: Second Vice President

Wellington Management Company, LLP

By:_____________________________
Name: Phillip H. Perelmuter
Title: Senior Vice President

79493113 LV[P Mid-Cap Value Fund

i	Schedule A Effective October 1, 2009
Name of Fund	Annual Fee as a Percentage of Average Daily Net Assets 0.65% of first $50 million 0.55% of next $50 million 0.45% of excess over $100 million
LVIP Mid-Cap Value Fund

June 17, 2009

Delaware Management Company, a series of Delaware Management Business Trust 2005 Market Street
Philadelphia, PA 19103

Re: Sub-Advisory Fee Waiver Agreement - LVIP Money Market Fund Ladies and Gentlemen:
To maintain a positive net yield for the LVIP Money Market Fund (the "Fund"), a series of the Lincoln Variable Insurance Products Trust (the "Trust"), Lincoln Investment Advisors Corporation (the "Advisor") has agreed to temporarily and voluntarily waive all or any portion of the advisory fee payable by the Fund to the Adviser, as set forth in the attached agreement dated February 20, 2009 ("Advisory Fee Waiver Agreement"). This letter agreement ("Sub-Advisory Fee Waiver Agreement") confirms the sub-advisory fee waiver between Delaware Management Company, a series of Delaware Management Business Trust (the "Sub-Advisor") and the Adviser with respect to the Fund.

1.
Sub-Advisory Fee Waiver. By this Sub-Advisory Fee Waiver Agreement, the Sub-Advisor agrees to temporarily and voluntarily waive all or any portion of the sub-advisory fee payable by the Adviser to the Sub-Adviser under the Sub-Advisory Agreement dated as of April 30, 2007. The amounts) waived by the Sub-Adviser under this Sub-Advisory Fee Waiver Agreement shall be pro rated and calculated on a monthly basis as set forth in the attached Schedule A.

2.
Reimbursement. In the event the Adviser is reimbursed by the Fund for any advisory fees waived as provided in the Advisory Fee Waiver Agreement, the Sub-Adviser shall be entitled to reimbursement from the Adviser of any sub-advisory fee waived on a first-in first-out pro rata basis.

3.
Term and Termination. This Sub-Advisory Fee Waiver Agreement shall become effective as of the date of this Sub-Advisory Fee Waiver Agreement and shall continue on a month-to-month basis thereafter until terminated. Any party may terminate this Sub-Advisory Fee Waiver Agreement at the end of a particular month by giving at least thirty (30) days' advance written notice to the other

pY.

4. Governing Law. This Sub-Advisory Fee Waiver Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, provided that nothing in this Sub-Advisory Fee Waiver Agreement shall be construed in a manner inconsistent with the Investment Company Act of 1940, or the Investment Advisers Act of 1940.

Please indicate your approval of this Sub-Advisory Fee Waiver Agreement by signing and returning a copy of this letter to the Adviser.

Very truly yours,

LINCOLN INVESTMENT ADVISORS CORPORATION

By:        Daniel Hayes

Date: 6/22/09

Agreed to:

DELAWARE MANAGEMENT COMPANY, a series of Delaware Management BusinTrust
[Missing Graphic Reference]

By:
Name: RichardSalus
Title: Senior Vice President
Date: June 17, 2009

Schedule A

On a monthly basis, the Sub-Advisory Fee Waiver Amount shall be calculated as follows:

(Gross Sub-Advisory Fee / Gross Advisory Fee) * Gross Advisory Fee Waiver Amount = Sub-Advisory Fee Waiver Amount

Ex.	Gross Sub-Advisory Fee = $160,000 Gross Advisory Fee = $350,000
Gross Advisory Fee Waiver = $20,000

($160,000/$350,000) * $20,000 = Sub-Advisory Fee Waiver Amount of $9,142.86

SUB-ADVISORY AGREEMENT

This Sub-Advisory Agreement ("Agreement") executed as of October 1, 2009, is between LINCOLN INVESTMENT ADVISORS CORPORATION, a Tennessee corporation (the "Adviser"), and Metropolitan West Capital Management, LLC, a California limited liability company and a subsidiary of Wells Fargo and Company (the "Sub-Adviser").

WHEREAS, Lincoln Variable Insurance Products Trust (the "Trust"), on behalf of the LVIP FI Equity-Income Fund (the "Fund"), has entered into an Investment Management Agreement, dated April 30, 2007, with the Adviser, pursuant to which the Adviser has agreed to provide certain investment management services to the Fund; and

WHEREAS, the Adviser desires to appoint Sub-Adviser as investment sub-adviser to provide the investment advisory services to the Fund specified herein, and Sub-Adviser is willing to serve the Fund in such capacity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and each of the parties hereto intending to be legally bound, it is agreed as follows:

1.            SERVICES TO BE RENDERED BY SUB-ADVISER TO THE F.

(a) Subject to the direction and control of the Board of Trustees (the "Trustees") of the Trust, the Sub-Adviser, at its expense, will furnish continuously an investment program for the Fund which shall at all times meet the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986 (the "Code"). In the event Section 817(h) of the Code is amended, the Adviser shall notify the Sub-Adviser of such event, and the Sub-Adviser shall cause the investment program for the Fund to comply with such amendment(s). The Sub-Adviser will make investment decisions on behalf of the Fund and place all orders for the purchase and sale of portfolio securities. The Sub-Adviser will be an independent contractor and will not have authority to act for or represent the Trust or Adviser in any way or otherwise be deemed an agent of the Trust or Adviser except as expressly authorized in this Agreement or another writing by the Trust, Adviser and the Sub-Adviser.

(b) The Sub-Adviser, at its expense, will furnish (i) all necessary investment and management facilities, including salaries of personnel, required for it to execute its duties faithfully and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment affairs of the Fund (excluding determination of net asset value per share, portfolio accounting and shareholder accounting services). The Sub-Adviser shall be responsible for commercially reasonable expenses relating to the printing and mailing of required supplements to the Fund's registration statement, provided that such supplements relate solely to a change in control of the Sub-Adviser or any change in the portfolio manager or managers assigned by the Sub-Adviser to manage the Fund.

(c) The Sub-Adviser shall vote proxies relating to the Fund's investment securities in the mamer in which the Sub-Adviser believes to be in the best interests of the Fund, and shall review its proxy voting activities on a periodic basis with the Trustees. The Trust or Adviser may withdraw the authority granted to the Sub-Adviser pursuant to this Section at any time upon written notice.

(d) The Sub-Adviser will select brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (except to the extent such transactions are effected in accordance with such policies or procedures as may be established by the Board of Trustees and to the extent permitted by the Sub-Adviser's internal guidelines or policies regarding directed brokerage). In the selection of brokers, dealers or futures commission merchants and the placing of orders for the purchase and sale of portfolio investments for the Fund, the Sub-Adviser shall use its best efforts to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services as described below. The Adviser reserves the right to direct the Sub-Adviser upon written notice not to execute transactions through any particular broker(s) or dealer(s), and the Sub-Adviser agrees to comply with such request within ten business days of receiving written notice. In using its best efforts to obtain for the Fund the most favorable price and execution available, the Sub-Adviser, bearing in mind the Fund's best interests at all times, shall consider all factors it deems relevant, including by way of illustration: price; the size of the transaction; the nature of the market for the security; the amount of the commission; the timing of the transaction taking into account market prices and trends; the reputation, experience and financial stability of the broker, dealer, or fixtures commission merchant involved; and the quality of service rendered by the broker, dealer or futures commission merchant in other transactions. Subject to such policies as the Trustees may determine, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker, dealer or futures commission merchant that provides brokerage and research services to the Sub-Adviser an amount of commission for effecting a portfolio investment transaction in excess of the amount of commission another broker, dealer or futures commission merchant would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker, dealer or futures commission merchant, viewed in terms of either that particular transaction or the Sub-Adviser's over-all responsibilities with respect to the Fund and to other clients of the Sub-Adviser as to which the Sub-Adviser exercises investment discretion. The Sub-Adviser shall maintain records adequate to demonstrate compliance with this section.

On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in compliance with Section 17(d) of the Investment Company Act of 1940 and the rules established thereunder, Section 206 of the Investment Advisers Act of 1940 and any rules established thereunder, and pursuant to policies adopted by the Sub-Adviser and approved by the Board of Trustees of the Fund.

(e) The Sub-Adviser will provide advice and assistance to the Investment Adviser as to the determination of the fair value of certain investments where market quotations are not readily available for purposes of calculating net asset value of the Fund in accordance with valuation procedures and methods established by the Trustees.

(f) The Sub-Adviser shall furnish the Adviser and the Board of Trustees with such information and reports regarding the Fund's investments as the Adviser deems appropriate or as the Board of Trustees shall reasonably request. The Sub-Adviser shall make its officers and employees available from time to time, including attendance at Board of Trustees Meetings, at such reasonable times as the parties may agree to review investment policies of the Fund, and to consult with the Adviser or the Board of Trustees regarding the investment affairs of the Fund.

(g) The Sub-Adviser shall not consult with any other sub-adviser to the Fund or a sub-adviser to a portfolio that is under common control with the Fund concerning the assets of the Fund, except as permitted by the policies and procedures of the Fund.

(h) In the performance of its duties, the Sub-Adviser shall be subject to, and shall perform in accordance with, the following: (i) provisions of the organizational documents of the Trust that are applicable to the Fund; (ii) the investment objectives, policies and restrictions of the Fund as stated in the Fund's currently effective Prospectus and Statement of Additional Information ("SAI"), as amended from time to time; (iii) the Investment Company Act of 1940 (the "1940 Act") and the Investment Advisers Act of 1940 (the "Advisers Act"); (iv) any written instructions and directions of the Trustees, the Adviser or Fund management; and (v) its general fiduciary responsibility to the Fund.

(i) The Sub-Adviser shall assist the Fund in the preparation of its registration statement, prospectus, shareholder reports, marketing materials and other regulatory filings, or any amendment or supplement thereto (collectively, "Regulatory Filings") and shall provide the Fund with disclosure for use in the Fund's Regulatory Filings, including, without limitation, any requested disclosure related to the Sub-Adviser's investment management personnel, portfolio manager compensation, Codes of Ethics, firm description, investment management strategies and techniques, and proxy voting policies.

(j) The Sub-Adviser shall furnish the Adviser, the Board of Trustees andlor the Chief Compliance Officer of the Trust andlor the Adviser with such information, certifications and reports as such persons may reasonably deem appropriate or may request from the Sub-Adviser regarding the Sub-Adviser's compliance with Rule 206(4)-7 of the Advisers Act and the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act. Such information, certifications and reports shall include, without limitation, those regarding the Sub-Adviser's compliance with the Sarbanes-Oxley Act of 2002, Title V of the Grannn-Leach-Bliley Act, the Code of Ethics of the Sub-Adviser and the Trust and certifications as to the validity of certain information included in the Fund's Regulatory Filings. The Sub-Adviser shall make its officers and employees (including its Chief Compliance Officer) available to the Adviser andlor the Chief Compliance Officer of the Trust andlor the Adviser from time to time to examine and review the Sub-Adviser's compliance program and its adherence thereto.

2. OTHER AGREEMENTS.

The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive, and the Sub-Adviser shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

3.           COMPENSATION TO BE PAID BY THE ADVISER TO THE SUB-ADVISER.

(a) As compensation for the services to be rendered by the Sub-Adviser under the provisions of this Agreement, the Adviser will pay to the Sub-Adviser a fee each month based on the average daily net assets of the Fund during the month. Solely for the purpose of determining the promptness of payments, payments shall be considered made upon mailing or wiring pursuant to wiring instructions provided by the Sub-Adviser, Such fee shall be calculated in accordance with the fee schedule applicable to the Fund as set forth in Schedule A attached hereto.

(b) The fee shall be paid by the Adviser, and not by the Fund, and without regard to any reduction in the fees paid by the Fund to the Adviser under its management contract as a result of any statutory or regulatory limitation on investment company expenses or voluntary fee reduction assumed by the Adviser. Such fee to the Sub-Adviser shall be payable for each month within 10 business days after the end of such month. If the Sub-Adviser shall serve for less than the whole of a month, the foregoing compensation shall be prorated.

4. AUTOMATIC TERMINATION.

This Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment or in the event that the investment advisory contract between the Adviser and the Fund shall have terminated for any reason.

5. EFFECTIVE PERIOD; TERMINATION AND AMENDMENT OF THIS AGREEMENT.

(a) This Agreement shall become effective as of the date first written above and shall remain in full force and effect continuously thereafter (unless terminated automatically as set forth in Section 4) until terminated as set forth below. This Agreement shall automatically terminate in the event of its assignment or in the event of termination of the Investment Management Agreement.

(b) This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually by the Board of Trustees or by the vote of a majority of the outstanding voting securities of the Fund as required by the 1940 Act; provided, however, that this Agreement may be terminated at any time without the payment of any penalty:

(i) by the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund;

(ii) by the Adviser on 60 days' written notice to the Sub-Adviser; or

(iii) by the Sub-Adviser on 60 days' written notice to the Adviser.

(c) Except to the extent permitted by the Investment Company Act of 1940 or the rules or regulations thereunder or pursuant to any exemptive relief granted by the Securities and Exchange Commission ("SEC"), this Agreement may be amended by the parties only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of the Fund (unless such approval is not required by Section 15 of the Investment Company Act of 1940 as interpreted by the SEC or its staff) and by the vote of a majority of the Independent Trustees.

6. CERTAIN INFORMATION.

The Sub-Adviser shall promptly notify the Adviser in writing of the occurrence of any of the following events: (a) the Sub-Adviser shall fail to be registered as an investment adviser under the Advisers Act and under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement, (b) the Sub-Adviser has a reasonable basis for believing that the Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code (c) the Sub-Adviser shall have been sewed or otherwise have notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Fund, and (d) the principal officers of the Sub-Adviser or any portfolio manager of the Fund shall have changed.

7. NONLIABILITY OF SUB-ADVISER.

(a) Except as may otherwise be provided by the Investment Company Act of 1940 or the Investment Advisers Act of 1940, in the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or reckless disregard of its obligations and duties hereunder, neither the Sub-Adviser nor its officers, directors, employees or agents shall be subject to any liability to the Fund or to any shareholder of the Fund, for any act or omission in the course of, or connected with, rendering services hereunder.

(b) Failure by the Sub-Adviser to assure that the investment program for the Fund meets the diversification requirements of Section 817(h) of the Code, as required by Section 1 of this Agreement, shall constitute gross negligence per se under sub-paragraph 7(a) above.

(e) Failure by the Sub-Adviser to assure that any disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory filings does not (i) contain any untrue statement of a material fact or (ii) omit to state a material fact required to be stated necessary to make such disclosure not misleading, shall constitute gross negligence per se under sub-paragraph 7(a) above.

8.           INDEMNIFICATION.

The Sub-Adviser agrees to indemnify the Adviser and the Funds for, and hold them harmless against, any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Sub-Adviser) or litigation (including reasonable legal and other expenses) to which the Adviser or the Funds may become subject as a result of:

(a) any failure by the Sub-Adviser, whether unintentional or in good faith or otherwise, to adequately diversify the investment program of the Fund pursuant to the requirements of Section 817(h) of the Code, and the regulations issued thereunder; or

(b) any untrue statement of a material fact contained in disclosure provided by the Sub-Adviser for inclusion in the Fund's Regulatory Filings or any omission of a material fact required to be stated necessary to make such disclosure not misleading;

provided that the Sub-Adviser shall have been given written notice concerning any matter for which indemnification is claimed under this Section.

9.           RECORDS; RIGHT TO AUDIT.

(a) The Sub-Adviser agrees to maintain in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Fund's investments made by the Sub-Adviser that are required to be maintained by the Fund pursuant to the requirements of Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Fund are the property of the Fund, and the Sub-Adviser will surrender promptly to the Fund any such records upon the Fund's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement. In addition, for the duration of this Agreement, the Sub-Adviser shall preserve for the periods prescribed by Rule 31 a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement and shall transfer all such records to any entity designated by the Adviser upon the termination of this Agreement.

(b) The Sub-Adviser agrees that all accounts, books and other records maintained and preserved by it as required hereby will be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the SEC, the Fund's auditors, any representative of the Fund, the Adviser, or any govermnental agency or other instrumentality having regulatory authority over the Fund.

10. CONFIDENTIAL INFORMATION

(a) The Sub-Adviser will use records or information obtained under this Agreement only for the purposes contemplated hereby, and will not disclose such records or information in any manner other than expressly authorized by the Fund, or if disclosure is expressly required by applicable federal or state regulatory authorities or by this Agreement.

(b) Notwithstanding the foregoing, the Sub-Adviser shall not disclose to any third party the "non-public portfolio holdings" of the Fund, unless (1) there is a legitimate business purpose for such disclosure, and (2) such third party agrees in writing with Sub-Adviser to keep such information confidential and to not trade based upon such information. "Non-public portfolio holdings" means holdings which have not first been made public by making a filing with the Securities and Exchange Commission which is required to include portfolio holdings information.

11. MARKETING MATERIALS:

(a) Sub-Adviser authorized Adviser and the Fund to use, during the term of this Agreement, the name "Wells Fargo" in the name of the Fund. Upon termination of this Agreement for any reason, the Adviser shall cease, and the Adviser shall use its best efforts to cause the Fund to cease, all use of the "Wells Fargo" name as soon as reasonably practicable.

(b) The Fund shall furnish to the Sub-Adviser, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Sub-Adviser or any of its affiliates is named. No such material shall be used except with prior written permission of the Sub-Adviser or its delegate. The Sub-Adviser agrees to respond to any request for approval on a prompt and timely basis. Failure by the Sub-Adviser to respond within ten (10) calendar days to the Fund shall relieve the Fund of the obligation to obtain the prior written permission of the Sub-Adviser.

(c) The Sub-Adviser shall furnish to the Fund, prior to its use, each piece of advertising, supplemental sales literature or other promotional material in which the Fund, the Adviser or any of the Adviser's affiliates is named. No such material shall be used except with prior written permission of the Fund or its delegate. The Fund agrees to respond to any request for approval on a prompt and timely basis. Failure by the Fund to respond within ten (10) calendar days to the Sub-Adviser shall relieve the Sub-Adviser of the obligation to obtain the prior written permission of the Fund.

12. GOVERNING LAW.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles, and the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable. To the extent that the applicable law of the State of Delaware or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act of 1940 or other federal laws and regulations which may be applicable, the latter shall control.

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13. SEVERABILITY/INTERPRETATION.

If any provision of this Agreement is held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

14. NOTICES

Any notice that is required to be given by the parties to each other under the terms of this Agreement shall be given in writing, delivered, or mailed to the other party, or transmitted by facsimile to the parties at the following addresses or facsimile numbers, which may from time to time be changed by the parties by notice to the other party:

(a) If to the Sub-Adviser:

Metropolitan West Capital Management, LLC 610 Newport Center Drive, Suite 1000 Newport Beach, CA 92660
Attn: Steve Borowski
Facsimile: (949) 718-1359

(b) If to the Adviser:

Lincoln Investment Advisors Corporation 1300 South Clinton Street
Fort Wayne, IN 46802
Attn: Legal Counsel
Facsimile: (260) 455-5135

15. CERTAIN DEFINITIONS.

For the purposes of this Agreement, the terns "vote of a majority of the outstanding voting securities," "interested persons," and "assignment" shall have the meaning defined in the 1940 Act, and subject to such orders or no-action letters as may be granted by the SEC and/or its staff.

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IN WITNESS WHEREOF, the parties have caused this instalment to be signed by their duly authorized representatives, all as of the day and year first above written.

LINCOLN INVESTMENT ADVISORS CORPORATION
[Missing Graphic Reference]

[Missing Graphic Reference]
Name: Steve Borowski Title: Managing Partner

Accepted and agreed to as of the day and year first above written:

LINCOLN VARIABLE INSURANCE PRODUCTS TRUST, on behalf of the LVIP Fl Equity-Income Fund

[Missing Graphic Reference]

~.      l y        A

Name: William P. F1ory,Jr.

Title:               Second Vice President, Chief Accounting officer

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SCHEDULE A Fee Schedule

The Adviser shall pay to the Sub-Adviser compensation monthly in arrears at an annual rate as follows:

0.41% on the first $250 million; and 0.35% on any excess over $250 million

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